Exhibit 10.22

WAIVER AND CONSENT LETTER

enGene, Inc.

7171 Rue Frederick Banting

Saint-Laurent, QC H4S 1Z9

Canada

Attn: Jason Hanson

With copy to:

enGene Holdings, Inc.

September 13, 2023

Dear Mr. Hanson,

Reference is made to the business combination agreement (the “Agreement”) dated as of May 16, 2023, by and among Forbion European Acquisition Corp. (“FEAC”), enGene, Inc. (the “Company”) and enGene Holdings Inc. (“Newco” and, together with FEAC and the Company, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 2.16(b) of the Agreement requires that the Company and FEAC each mail a Letter of Transmittal to their respective equity holders at least three (3) Business Days prior to the Closing Date, and each Party now desires to waive such requirement with respect to the other Party, except as may be, and to the extent, otherwise determined by such other Party.

WHEREAS, Section 5.1(b)(vi) of the Agreement provides in respect of FEAC that FEAC shall not, without the prior written consent of the Company, incur, create or assume any Indebtedness, other than Indebtedness under (x) the Working Capital Loan Note, (y) any Extension Loan Note or (z) any other indebtedness owed to the Sponsor, its Affiliates or designees in an aggregate outstanding amount not to exceed $600,000 (“Other Indebtedness”).

WHEREAS, FEAC incurred Other Indebtedness pursuant to an unsecured promissory note issued the Sponsor on June 6, 2023 in the total principal amount of $300,000 to fund general working capital needs (the “Second Working Capital Loan”).

WHEREAS, FEAC wishes to issue an additional unsecured promissory note to the Sponsor on or around September 13, 2023 in the total principal amount of $450,000 to fund general working capital needs (the “Third Working Capital Loan”), as a result of which the aggregate amount outstanding of FEAC’s Other Indebtedness owed to the Sponsor, taking into account the principal amount outstanding under the Second Working Capital Loan, would exceed $600,000.

WHEREAS, (A) Section 5.1(b)(xvii) of the Agreement provides in respect of FEAC that FEAC shall not, without the prior written consent of the Company, authorize or incur any capital expenditures or commitments, outside of the ordinary course of business, and (B) Section 5.1(b)(xx) of the Agreement provides in respect of FEAC that FEAC shall not, without the prior written consent of the Company, enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions.

WHEREAS, FEAC wishes to enter into a marketing and consulting agreement with Benjamin Securities, Inc. (“Benjamin Securities”) substantially in the form shared with the Company on or around the date of this waiver and consent letter (the “Marketing and Consulting Agreement”), pursuant to which Benjamin Securities will provide certain marketing and consulting services in connection with the Transactions.

WHEREAS, the Company wishes to approve and provide its written consent (as required by Section 5.1(b)(iv) of the Agreement with respect to the Third Working Capital Loan and as required by Section 5.1(b)(xvii) and Section 5.1(b)(xx) of the Agreement with respect to the Marketing and Consulting Agreement) to FEAC entering into, and performing its obligations under, the Third Working Capital Loan and the Marketing and Consulting Agreement, in each case for all purposes under the Agreement.

WHEREAS, Section 5.15 of the Agreement (taken together with Section 5.15 of the Company Disclosure Schedule) requires that the Parties shall take certain actions by certain dates with respect to the identity of the members of the board of directors of Newco, and that such actions will be described in the Plan of Arrangement and the Registration Statement/Proxy, and each Party now desires to waive the requirement to take such actions by the dates set forth in the Agreement and the Company Disclosure Schedule (without waiving the requirement to take such actions within the time periods required under applicable Law).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the Parties, intending to be legally bound, hereby agree and contract as follows:

ARTICLE 1 – CONSENTS

1.1 The Company and Newco hereby:

(a) consent to and approve, for all purposes under the Agreement, the waiver of the requirement of each Party to mail a Letter of Transmittal to their respective equity holders at least three (3) Business Days prior to the Closing Date;

(b) consent to and approve, for all purposes under the Agreement, FEAC entering into, and performing its obligations under, the Third Working Capital Loan and the Marketing and Consulting Agreement; and

(c) consent to and approve, for all purposes under the Agreement, all such further documents, agreements, authorizations, certificates, elections or other instruments and all such further actions that are necessary or desirable in order to enter into, execute and complete the foregoing items set forth in this Section 1.1.

1.2 The Parties hereby:

(a) consent to and approve, for all purposes under the Agreement, the waiver of the requirement to take the actions described in Section 5.15 of the Agreement (and in Section 5.15 of the Company Disclosure Schedule) by the dates set forth in the Agreement (and in the Company Disclosure Schedule); provided, that this waiver shall be with respect to the time periods set forth therein only and specifically does not include the requirement to take such actions within the time periods required under applicable Law; provided further, that the actions described in Section 5.15 of the Agreement (and in Section 5.15 of the Company Disclosure Schedule) shall be taken as soon as reasonably practicable after the Closing Date and no later than on or immediately following Newco’s first annual stockholder meeting following the Closing Date; and

(b) consent to and approve, for all purposes under the Agreement, all such further documents, agreements, authorizations, certificates, elections or other instruments and all such further actions that are necessary or desirable in order to enter into, execute and complete the foregoing items set forth in this Section 1.2.

1.3 The Parties hereby acknowledge and agree that the Liabilities owed by FEAC under the Second Working Capital Loan, the Third Working Capital Loan and the Marketing and Consulting Agreement shall be FEAC Expenses for purposes of the Agreement.

ARTICLE 2 – GENERAL

2.1 Except as expressly set forth above, all of the terms and conditions of the Agreement shall continue in full force and effect after the execution of this waiver and consent letter and shall not be in any way changed, modified or superseded except as set forth herein.

2.2 This waiver and consent letter shall be an Ancillary Document for purposes of the Agreement.

2.3 The Sections 8.4 (Notices), 8.5 (Governing Law), 8.10 (Counterparts; Electronic Signatures), 8.14 (Waiver of Jury Trial), 8.15 (Submission to Jurisdiction) and 8.17 (Trust Account Waiver) shall apply, mutatis mutandis, to this waiver and consent letter.

[The remainder of the page was intentionally left blank]

IN WITNESS WHEREOF, each of the Company and FEAC has caused this consent letter to be duly executed on its behalf as of the day and year first above written.

FORBION EUROPEAN
ACQUISITION CORP.

By:	/s/ Jasper Bos
Name:	Jasper Bos
Title:	Chief Executive Officer

ENGENE, INC.

By:	/s/ Jason Hanson
Name:	Jason Hanson
Title:	Chief Executive Officer

ENGENE HOLDINGS INC.

By:	/s/ Jason Hanson
Name:	Jason Hanson
Title:	Chief Executive Officer